Exhibit 10.3

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Between

BTC I REIT B LLC

and

BTC I REIT A LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of June 15, 2021 (the “Effective Date”), is by and between BTC I REIT B LLC, a Delaware limited liability company (“REIT B”), and BTC I REIT A LLC, a Delaware limited liability company (“REIT A”).

RECITALS:

A.REIT A owns the limited liability company membership interests (the “Subject Membership Interests”) in the Delaware limited liability companies, in each case identified on Exhibit A attached hereto (the “Subject Entities”).

B.REIT A owns, indirectly through the ownership of the Subject Entities, 100% of the fee simple interests in the real properties identified on Exhibit A attached hereto (collectively, the “Subject Properties”, and each, a “Subject Property”).

C.REIT A desires to assign the Subject Membership Interests to REIT B and REIT B desires to acquire (or cause its direct or indirect owners to acquire) the Subject Membership Interests.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT:

1.Definitions. In this Agreement, each of REIT B and REIT A are hereinafter sometimes referred to separately as a “Party” and collectively as the “Parties.”  All of the recitals, schedules and exhibits annexed or attached hereto are expressly incorporated into and made a part of this Agreement.
2.Transfer.
2.1Generally.  Subject to the terms and conditions of this Agreement, at the Closing (defined below):
(1)The purchase price for the Subject Membership Interests shall be $744,000,000.00 (the “Purchase Price”), subject to adjustments pursuant to Section 2.3;
(2)REIT A shall assign the Subject Membership Interests to REIT B or one or more of its designees; and
(3)Industrial Property Advisors Sub II LLC, a Delaware limited liability company, an affiliate of REIT B, will enter into an asset management agreement with Build-To-Core Industrial Partnership I LP, a Delaware limited partnership, which owns REIT A, for the provision of asset management service to the property owners and properties that REIT A will own (or continue to own) following the Closing.
2.2Costs.  Any excise, sales, transfer or other taxes (“Transfer Taxes”) and any recordings and escrow fees or other charges and expenses not specifically provided for herein and incurred in connection with the Closing shall be borne fifty percent (50%) by REIT B and fifty percent (50%) by REIT A.  Each Party shall pay and be responsible for 100% of its own legal costs and fees incurred in connection with this Agreement and the transactions contemplated hereby.  Any escrow fees shall be paid fifty percent (50%) by REIT B and fifty percent (50%) by REIT A.  In the event that after the Closing, it is determined that REIT A and its affiliates, on the one hand, and/or REIT B and its affiliates, on the other hand, owe any additional Transfer Taxes to any governmental authority in connection with the transactions closed pursuant to this Agreement, each Party hereby agrees to pay (or reimburse the owing Party for) its applicable share (as set forth in this Section 2.2) of such Transfer Taxes within ten (10) business days of receiving notice from the owing party that such Transfer Taxes are due.  The Party against which such Transfer Taxes are assessed (whether REIT A and its affiliates, on the one hand, or REIT B and its affiliates, on the other hand) shall provide notice to the other Party of such assessment and shall have the authority to control any contest of such Transfer Taxes, except that if such Party declines to contest such Transfer Taxes, the other Party shall be permitted to contest such Transfer Taxes on its behalf.  A Party contesting such Transfer Taxes shall (i) keep the other Party reasonably informed of such contest, (ii) allow the other Party to participate (at such other Party’s expense) in such contest, (iii) consider in good faith all reasonable comments from the other Party regarding the conduct of or positions taken with respect to such contest and (iv) not settle or compromise any such contest without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Costs and expenses of such contest shall be reimbursed in accordance with each Party’s applicable share (as set forth in this Section 2.2) of such Transfer Taxes.  In connection with the foregoing, each Party shall indemnify, defend and hold the other Party harmless from and against any and all losses, costs, damages and expenses (including reasonable attorneys’ fees and court costs) actually incurred or paid by such other Party as a result of a breach of this Section 2.2 by such Party following the Closing. This Section 2.2 shall survive the Closing.
2.3Adjustments.
2.3.1Each of the Parties acknowledges and agrees that the amount payable by REIT B at Closing was intended to equal the net asset value of the Subject Entities at Closing (the “Subject Entities Net Asset Value”). Each of the Parties further acknowledges and agrees that as of the Effective Date, the most recent available balance sheets for the Subject Entities are as of March 31, 2021 (the “Initial Closing Balance Sheets”) and accordingly, the calculations used to determine the Subject Entities Net Asset Value were based on the Initial Closing Balance Sheets.  Such calculations are attached hereto as Exhibit E (the “Initial Calculation” and as applied to the Subject Entities Net Asset Value, the “Initial Subject Entities Net Asset Value”).
2.3.2Accordingly, as soon as reasonably practicable and all events within ninety (90) days following the Effective Date, REIT A or its manager will deliver to REIT B balance sheets for the Subject Entities as of the Effective Date (the “Final Closing Balance Sheets”) together with a statement setting forth revised calculations of the Subject Entities Net Asset Value based on the Final Closing Balance Sheets, which calculations shall be in the same for as the Initial calculation, as set forth on Exhibit E (the “Final Calculation” and as applied to the Subject Entities Net Asset Value, the “Final Subject Entities Net Asset Value”); provided that the Parties acknowledge and agree that the value of the real estate reflected on the Initial Closing Balance Sheets is final and will not change on the Final Closing Balance Sheets.
2.3.3To the extent there is any difference between the Initial Calculation and the Final Calculation, REIT B on the one hand, and REIT A on the other hand, shall make true-up adjustments within ten (10) business days following delivery of the Final Closing Balance Sheets and the Final Calculation, as follows:
(1)To the extent the Final Subject Entities Net Asset Value exceeds the Initial Subject Entities Net Asset Value, REIT B shall pay the amount of such excess to REIT A.
(2)To the extent the Initial Subject Entities Net Asset Value exceeds the Final Subject Entities Net Asset Value, REIT A shall pay the amount of such excess to REIT B.
2.3.4This Section 2.3 shall survive the Closing.
3.As-Is, Where Is.
3.1Sale “As Is, Where Is”.  REIT B acknowledges and agrees that at Closing, REIT B (or its designee) will acquire the Subject Membership Interests “AS IS, WHERE IS, WITH ALL FAULTS,” without any representations or warranties whatsoever as to their fitness, condition, merchantability or any other warranty, express or implied, except for the representations and warranties made by REIT A in Section 5 of this Agreement (the “REIT A Representations”).  REIT B is relying on its own investigations and has not relied and will not rely on, and none of REIT A nor any other person or entity has made, is liable for or is bound by any express or implied representations or warranties, guarantees, statements or information pertaining to the Subject Membership Interests, Subject Entities or Subject Properties, by or to whomever made or given, directly or indirectly, orally or in writing, except for the REIT A Representations.  REIT B specifically disclaims any warranty, guaranty, or representation, oral or written, past or present, express or implied, concerning the Subject Membership Interests, Subject Entities or Subject Properties, or matters related thereto, except for the REIT A Representations.  REIT B represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that it is relying solely on its own expertise and that of its consultants, attorneys and advisors in accordance with this Agreement and it shall make an independent verification of the accuracy of any documents and information provided to, made available to or obtained by REIT B.  REIT B acknowledges that none of REIT A or any of its advisors, officers, directors, trustees, members, employees, agents, attorneys, consultants and/or shareholders have made any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, concerning the suitability, manner or standard of construction or appropriateness of the improvements of the Subject Properties for a particular purpose.
3.2Investigation.  REIT B acknowledges that it has had an opportunity to perform due diligence with respect to the Subject Membership Interests, Subject Entities and the Subject

Properties, including, without limitation, the physical and environmental conditions thereof, as REIT B deems necessary or desirable to satisfy itself as to the condition of the Subject Properties and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances thereon or discharged therefrom, and will rely solely upon same and not upon any information provided by or on behalf of REIT A, its affiliates or any of their respective advisors, agents or employees with respect thereto.  REIT B is acquiring the Subject Membership Interests based exclusively upon its own investigations and inspections thereof, and REIT A has no obligation to repair or correct any facts, circumstances, conditions or defects or compensate REIT B therefor.  Except for claims made by REIT B against REIT A for breaches of REIT A Representations, upon Closing, REIT B acknowledges the risk that adverse matters, including but not limited to, property conditions such as construction defects and adverse physical and environmental, health or safety conditions, may not have been revealed by REIT B’s investigations, and REIT B shall be deemed to have waived, relinquished and released REIT A, its affiliates (and their respective advisors, officers, directors, trustees, members, employees, agents, attorneys, consultants and/or shareholders) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) of any and every kind or character, known or unknown, which REIT B might have asserted or alleged against any of them at any time by reason of or arising out of the conditions of the Subject Properties, any latent or patent construction defects, violations of any applicable laws and any and all other acts, omissions, events, circumstances or matters regarding the Subject Properties, Subject Entities or Subject Membership Interests.
3.3Acknowledgment.  REIT B acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that REIT A would not have agreed to enter into any portion of the transactions contemplated hereunder without the disclaimers and other agreements set forth above.  To the extent REIT B designates an affiliate to take assignment of the Subject Membership Interests pursuant to Section 4.2.1, the acknowledgments, disclaimers and other agreement made by REIT B in this Section 3 shall be deemed to have been made by such affiliate of REIT B.
3.4This Section 3 shall survive the Closing.
4.Closing.
4.1Date and Time.  The closing under this Agreement (the “Closing”) shall occur on the Effective Date.  The Closing shall take place through the offices of Fidelity National Title Insurance Company in Denver, Colorado, as Escrow Agent (“Escrow Agent”).
4.2Deliveries.  At Closing, REIT B and REIT A shall each deliver to the other through escrow such other documents, instruments and funds consistent with this Agreement as are necessary to consummate the purchase and sale of the Subject Membership Interests pursuant to this Agreement including, without limitation, the following:
4.2.1Assignment and Assumption of Subject Membership Interests.  REIT B and REIT A shall deliver to each other duly executed counterparts of the assignment and assumption agreements in the form attached hereto as Exhibit B (the “Assignment of Subject Membership Interests”), pursuant to which REIT A assigns all of the right, title and interest in and to the Subject

Membership Interests to REIT B, and REIT B assumes all of the obligations arising on account of the Subject Membership Interests first accruing from and after the Effective Date; provided, REIT B shall have the right to designate any direct or indirect subsidiary of Black Creek Industrial REIT IV Inc. to take assignment of the Subject Membership Interests, in which event, such designee shall expressly assume such obligations and execute the Assignment of Subject Membership Interests in place of REIT B (provided, however, that REIT B shall not be relieved of its obligations or agreements under this Agreement);
4.2.2Payment of Purchase Price.  REIT B shall pay to REIT A, via wire transfer of immediately available funds, a single cash payment in the amount of the Purchase Price as adjusted to reflect closing costs and other items as set forth on the Closing Statement (defined below);
4.2.3Closing Statement.  REIT B and REIT A shall deliver to each other executed counterparts of a closing statement evidencing the final settlement of the transactions contemplated hereunder (the “Closing Statement”);
4.2.4FIRPTA Certificate.  REIT A shall deliver an executed certificate in the form attached hereto as Exhibit C, certifying that such person is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the purposes of the provisions of Section 1445(a) of the Code; and
4.2.5Management Agreement.  REIT B and REIT A shall each cause their respective affiliates to deliver executed counterparts of a management agreement in the form attached hereto as Exhibit D.
5.Representations and Warranties.
5.1Representation and Warranties of the Parties.  Each of REIT B and REIT A represents and warrants to the other that as of the Effective Date:
5.1.1Organization; Good Standing.  Such Party is a duly formed and validly existing Delaware limited liability company in good standing under the laws of the state of Delaware;
5.1.2Authority.  Such Party has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder in accordance with the terms and provisions hereof.  All acts and other proceedings required to be taken by such Party to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken;
5.1.3Enforceability of Agreement.  This Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforceability may be affected by (A) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; (B) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability; and (C) the fact that any rights to indemnification hereunder may be limited by federal or state laws;
5.1.4Non-Contravention.  The execution, delivery and performance by such Party of this Agreement and the transactions contemplated hereby will not conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any person the right to exercise any remedy under, and/or any contractual obligation under: (A) any outstanding indenture, mortgage, deed of trust, loan agreement or other similar contract or agreement to which such Party is a party or by which it or its property is bound; (B) its certificate of formation or other governing documents; (C) any material applicable law, rule or regulation; or (D) any material order, writ, judgment or decree having applicability to it; and
5.1.5FIRPTA. Each Party is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.
5.2Brokers’ Fees.  Each Party represents and warrants to the other Party that no persons are entitled, as a result of the actions of such Party, or any of their respective affiliates, to a brokerage commission, fee or similar compensation relating to the transactions contemplated by this Agreement. Each Party shall indemnify, defend and hold the other Party harmless from and against any and all losses, costs, damages and expenses (including reasonable attorneys’ fees and court costs) actually incurred or paid by such other Party as a result of the inaccuracy of the foregoing warranty and representation by the Party.
5.3Survival.  This Section 5 shall survive the Closing.
6.Assignment.  Subject to Section 4.2.1, this Agreement may not be assigned.  Any purported attempt to assign or transfer shall constitute a material and immediate default under this Agreement.
7.Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by electronic mail (read receipt requested, with confirmation not to be unreasonably withheld or delayed) at the following addresses or electronic mail addresses (or at such other address for a Party as shall be specified by like notice):
If to REIT B, to: c/o Black Creek Group 518 17th Street, 17th Floor Denver, Colorado 80202 Attention: Jeff Latier and Nick Thigpen Email:jeff.latier@blackcreekgroup.com and nick.thigpen@blackcreekgroup.com

With a copy to: c/o Black Creek Group 518 17th Street, 17th Floor Denver, Colorado 80202 Attention: Joshua J. Widoff Email:josh.widoff@blackcreekgroup.com
And to: King & Spalding LLP 1185 Avenue of the Americas 34th Floor New York, New York 10036 Attention: Jennifer M. Morgan Email:jmorgan@kslaw.com
And to: L. Wayne Pressgrove, Jr. King & Spalding LLP 1180 Peachtree Street, NE Atlanta, Georgia 30309 Attention: L. Wayne Pressgrove, Jr. Email:wpressgrove@kslaw.com
If to REIT A, to: c/o QuadReal Property Group 1330 Avenue of the Americas, Suite 2900 New York, New York 10019 Attention: Jameson Weber Email:jameson.weber@quadreal.com

And to:

c/o QuadReal Property Group

666 Burrard Street, Suite 800

Vancouver, BC V6C 2X8

Attention:  Chief Legal Officer

Email: chief.legal.officer@quadreal.com

And to:

Cox, Castle & Nicholson LLP

2029 Century Park East, Suite 2100

Los Angeles, California  90067

Attention:  Douglas P. Snyder

Email: dsnyder@coxcastle.com

8.Captions.  The section headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.
9.Entire Agreement; Modification.  This Agreement, including, without limitation, the schedules and exhibits, together with all other written agreements entered into by the Parties or affiliates thereof effective as of the Effective Date, constitutes the entire agreement between the Parties with respect to the subject matter contained in this Agreement and all prior negotiations, discussions, writings and agreements between the Parties with respect to the subject matter of this Agreement are superseded and of no further force and effect.  Except as otherwise provided in this Agreement, no covenant, term or condition of this Agreement will be deemed to have been waived by any Party unless such waiver is in writing signed by the Party charged with such waiver.  Each Party acknowledges and agrees that no representations, warranties, promises or inducements have been made to such Party with respect to the subject matter contained in this Agreement, except as expressly set forth herein, and that such Party is entering into this Agreement without reliance on any written or oral statements or representations, other than those expressly set forth in this Agreement.
10.Binding Effect.  Subject to the restrictions on assignment set forth in Section 6, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.
11.Controlling Law; Interpretation.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law principles. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be.
12.Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable,

the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
13.Survival.  The representations and warranties of each of the Parties shall survive the Closing.
14.Recordation.  Neither this Agreement nor any notice of this Agreement shall be recorded.
15.Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES ALL RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT AND ACKNOWLEDGES THAT THIS WAIVER IS MADE KNOWINGLY, VOLUNTARILY, AND AFTER CONSULTING WITH (OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH) COUNSEL OF ITS OWN CHOOSING AS TO THE MEANING OF THIS WAIVER.
16.Time of Essence; Calculation of Time Periods.  Time is of the essence as to each and every provision of this Agreement.  If any date upon which action is required under this Agreement (including, without limitation, any date which serves as the expiration of any time period set forth herein) shall be a Saturday, Sunday or legal holiday, the date for the performance of such action shall be extended to the first business day after such date which is not a Saturday, Sunday or legal holiday.
17.Counterparts; Fax Signatures.  Signatures to this Agreement transmitted by facsimile, telecopy, E-Mail or portable document format (.pdf) shall be binding on the Party transmitting such signatures and such Party shall not use as a defense against the enforceability of this Agreement the fact that such signature so transmitted is not original.  This Agreement may be signed in counterparts, each of which shall be enforceable against the Party executing and delivering same, and all of which shall constitute a single and enforceable agreement.  In addition, counterparts of this Agreement, and any document executed in connection with this Agreement, may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000).  All such signatures may be used in the place of original “wet ink” signatures to this Agreement or such other document and shall have the same legal effect as the physical delivery of an original signature.
18.No Third Party Rights.  Unless expressly stated in this Agreement to the contrary, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to this Agreement and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any Party to this Agreement.

19.Limitation on Liability.  No present or future director, officer, shareholder, employee, advisor, agent, beneficiary, retiree or trustee (each, an “Exculpated Party”) of or in a Party shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any Closing Documents, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter.  Each Party, for itself and all of its affiliates, hereby waives any and all personal liability against the Exculpated Party under this Agreement.  The limitations on liability contained in this Section are in addition to, and not in limitation of, any limitation on liability provided in any other provision of this Agreement or by law.
20.Amendment; Waiver. This Agreement may be amended only by a written instrument executed by REIT B and REIT A.  Any failure of a Party to comply with any obligation, agreement or condition under this Agreement may only be waived in writing by all Parties to this Agreement, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure by a Party to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of such Party’s right to enforce any provision of this Agreement or to take any such action.
21.Resolution of Conflicts.  If there is any inconsistency or conflict between the terms and provisions of this Agreement and the terms and provisions of any document executed by the Parties hereto at the Closing pursuant to this Agreement, the terms and provisions of this Agreement shall control as between REIT B and REIT A.
22.No Presumption Regarding Drafting.  Each Party acknowledges that it has reviewed this Agreement prior to its execution and that changes were made to this Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Agreement, the provision shall be deemed to have been drafted by all of the Parties and shall not be construed against any Party on the basis that the Party was responsible for drafting that provision.

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IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed and delivered as of the date first above written.

REIT B:

BTC I REIT B LLC, a Delaware limited liability company

By:	IPT BTC I GP LLC, a Delaware limited liability company, its manager
By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Portfolio Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV Inc., a Maryland corporation, its general partner

By: /s/ Scott Seager

Name: Scott Seager

Title: Senior Vice President, Chief

Financial Officer and Treasurer

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REIT A:

BTC I REIT A LLC, a Delaware limited liability company

By:	Build-to-Core Industrial Partnership I LP, a Delaware limited partnership, its manager
By:	QR BTC GP LLC, a Delaware limited liability company, its general partner

By: /s/ Jonathan Dubois-Phillips

Name:Jonathan Dubois-Phillips

Title:President

By: /s/ Stephen Barnett

Name:Stephen Barnett

Title:Vice President